Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-128809 and 333-96742), Form S-3 (File No. 033-96744) and Form S-3ASR (File No. 333-261637) of Stock Yards Bancorp, Inc. of our report dated March 30, 2022 on the consolidated financial statements of Commonwealth Bancshares, Inc., which is included in this Current Report on Form 8-K/A.

/s/ Crowe LLP

Louisville, Kentucky

May 16, 2022